Exhibit 10.1

EXECUTION COPY

ADDITIONAL CONSIDERATION AGREEMENT

THIS ADDITIONAL CONSIDERATION AGREEMENT (this “Agreement”), dated as of August 1, 2012 (the “Effective Date”), is by and between American West Potash LLC, a Delaware limited liability company (the “Company”), and The Karlsson Group, Inc., an Arizona corporation, (“Karlsson”). The Company and Karlsson are sometimes referred to in this Agreement, collectively, as the “Parties,” and individually, as a “Party.”

R E C I T A L S

WHEREAS, the Company will be a wholly-owned subsidiary of Prospect Global Resources, Inc., a Delaware corporation (“Prospect”);

WHEREAS, Prospect and Karlsson entered into that certain Membership Interest Purchase Agreement dated as of May 30, 2012 (the “Purchase Agreement”), whereby Prospect purchased, and Karlsson sold, all of Karlsson’s limited liability company membership interests (the “Membership Interests”), representing fifty percent (50%) of the total limited liability company membership interests, in the Company;

WHEREAS, as partial consideration for the Membership Interests, Prospect agrees to cause the Company to grant to Karlsson additional consideration measured by the Gross Sales (as defined below) of potash from the Company’s current landholdings, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

AGREEMENT

1.                                      Recitals Incorporated. The foregoing Recitals are incorporated herein by reference.

2.                                      Definitions.  The following terms shall have the following respective meanings:

a.              “Authorized Minerals” shall mean all potash which is known to exist or which is discovered to exist after the Effective Date in and under the AWP Area , extracted, mined or processed by underground mining, solution mining or other mining methods now existing or developed or invented after the Effective Date.

b.              “AWP Area” means the real property legally described on Exhibit “A” attached hereto, where the Company has certain leases, licenses, and permits for mining purposes as such AWP Area may be modified pursuant to the provisions of Sections 3(d) below.

c.               “Gross Sales” shall mean a sum calculated based on tons of Authorized Minerals actually sold during a calendar quarter at the actual average quarterly per ton sales price received by the Company during such calendar quarter on a weighted basis, whether such sales are made pursuant to purchase orders, off-take agreements or otherwise.  In the case of sales of Authorized Minerals sold under non-arms length contracts, “Gross Sales” shall mean the fair market value of such Authorized Minerals without deduction for any costs, expenses, liabilities or obligations paid or incurred by the Company other than transportation from the point of shipment to market at the mine (but not intra-mine transportation costs). In the event of a sale made pursuant to a long-term contract where a deposit is made, such deposit shall be treated as a Gross Sale.

d.              “Potash Sharing Agreement” means that certain Potash Sharing Agreement dated as of July 27, 2011, among the Company, James Marlin Gale, Evelyn W. Lucking, David Glen Spurlock, Ransom Theodore Spurlock, Robert H.W.W. Spurlock, Vincent Pride Spurlock, Nancy Elizabeth Winn, American General Life Insurance Company, a Texas corporation, Pap and Pop Family Ltd., a Texas limited partnership, and 3MKJ LP, a Texas limited partnership.

3.                                      Additional Consideration.

a.              In accordance with the terms and conditions of this Agreement, the Company hereby grants to Karlsson as additional consideration an amount equal to one percent (1%) of one hundred percent (100%) of the Gross Sales of all Authorized Minerals extracted and sold by the Company from the AWP Area (the “Additional Consideration”); provided that the total amount of payments that Karlsson shall be entitled to receive hereunder shall not exceed seventy-five million dollars ($75,000,000). An example of the calculation of the Additional Consideration is attached hereto as Exhibit “B”.

b.              The definition of “Additional Consideration” shall also be deemed to include an amount equal to twenty-five percent (25%) of all amounts received by the Company from Hunt NZ, LLC (“HNZ”) in connection with the transaction described in that certain letter from the Company to Michael Stone and Anders Karlsson dated April 5, 2012 (the “HNZ Consideration”), attached hereto as Exhibit “C”. In the event that the HNZ Consideration is memorialized in a long-form agreement between the Company and HNZ, then such agreement will also be included as Exhibit “C”, and a copy of same shall be provided to Karlsson.

c.               Additional Consideration shall be calculated quarterly as of the last day of March, June, September and December; provided, however, that Additional Consideration paid upon written off receivables shall be credited to the next calendar quarter. Additional Consideration payments for each preceding calendar quarter shall be paid in arrears within forty-five (45) days of the end of each of June, September, and December and within ninety (90) days of the end of each March, by the Company to Karlsson.

d.              This Agreement and the Additional Consideration described herein shall immediately terminate when the cumulative total of the Additional Consideration payments made to Karlsson equal seventy-five million dollars ($75,000,000).

e.               The Company may, in the good faith exercise of its reasonable discretion, modify and amend its existing leases applicable to the AWP Area to release portions of the AWP Area (the “Released Areas”) from such leases and/or replace such Released Areas with other real property owned by the applicable lessors (the “Replacement Areas”) on which the Company will in the immediate future conduct mining of Authorized Minerals and in connection therewith shall add any such Replacement Areas to the AWP Area and remove any such Released Areas from the AWP Area.

f.                Nothing herein shall be deemed to create any ownership interests of Karlsson in the Minerals or the AWP Area or in any other real property owned, leased, or otherwise subject to a license, permit or other agreement benefitting the Company or to grant Karlsson any interest in proceeds from mining activities of the Company related to real property other than the AWP Area. It is the intent of the Company to provide Additional Consideration for the benefit of Karlsson related to mining of the Minerals on the AWP Area as described in this Agreement.

4.                                      Company Representations. The Company hereby represents and warrants to Karlsson the following:

a.              The Company is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and the Company is qualified to do business in the State of Arizona.

b.              The Company has all requisite power and authority to enter into this Agreement, and perform its obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate nor be in conflict with any provision of the Company’s certificate of formation, limited liability company agreement, or any agreement or instrument, to which the Company is a party or is bound, or any judgment, decree, order, writ, injunction, statute, rule or regulation applicable to the Company. The execution, delivery and performance of this Agreement, and the transactions contemplated hereby, have been duly and validly authorized by all requisite action on the part of the Company.

5.                                      Karlsson Representations. Karlsson hereby represents and warrants to the Company the following:

a.              Karlsson is a corporation, duly organized, validly existing and in good standing under the laws of the State of Arizona.

b.              Karlsson has all requisite power to enter into this Agreement, and perform its obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate nor be in conflict with any provision of Karlsson’s articles of organization or organizational documents, or any agreement or instrument to which it is a party or is bound, or any judgment, decree, order, writ, injunction, statute, rule or regulation applicable to Karlsson. The execution, delivery and performance of this Agreement, and the transactions contemplated hereby, have been duly and validly authorized by all requisite action on the part of Karlsson.

6.                                      Inspection. During business hours and upon reasonable written notice to the Company, Karlsson and its duly authorized representatives shall, at its own cost and expense, have the right to periodically, but not more than once per calendar quarter, inspect and audit the books and records of the Company with respect to the subject matter of this Agreement.

7.                                      Miscellaneous.

a.              Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

b.              Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7(b)):

If to Karlsson:	The Karlsson Group, Inc. 18 Ozone Avenue Venice, CA 90291 Facsimile: 310-933-0262 E-mail: sevenciel@ca.rr.com Attention: Michael Stone

with a copy, which shall not constitute notice, to:	Law Offices of Richard C. Weisberg 33 Derwen Road Bala Cynwyd, PA 19004 Facsimile 215-689-1504 Email: weisberg@weisberg-law.com Attention: Mr. Richard Weisberg

If to Prospect:	Prospect Global Resources, Inc. 1621 18th Street, Suite 260 Denver, CO 80202 Facsimile: 720-294-0402 E-Mail: PAvery@prospectGRI.com

Attention: Mr. Pat Avery

with a copy, which shall not constitute notice, to:	Eisner, Kahan & Gorry, P.C. 9601 Wilshire Boulevard, Suite 700 Beverly Hills, CA 90210 Facsimile: 310-855-3201 E-mail: meisner@eisnerlaw.com Attention: Mr. Michael Eisner

c.               Construction; Representation by Counsel. The Parties acknowledge and agree that they have been represented and advised by counsel in connection with the negotiation and preparation of this Agreement, and this Agreement shall be deemed to have been drafted jointly by the Parties, notwithstanding that one Party or the other may have performed the actual drafting hereof.  This Agreement shall be construed and interpreted in accordance with the plain meaning of its language, and not for or against any Party, and as a whole, giving effect to all the terms, conditions and provisions hereof.  Whenever the context may require, any provisions used in this Agreement shall include the corresponding masculine, feminine, or neuter forms.

d.              Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

e.               Severability.  If any provision of this Agreement is held invalid or unenforceable, such decision shall not affect the validity or enforceability of any other provision of this Agreement, all of which other provisions shall remain in full force and effect.

f.                Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the transactions contemplated hereby, and supersedes all negotiations, agreements, representations, warranties, commitments, whether in writing or oral, prior to the Effective Date.

g.               Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights and obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided that no consent shall be required for an assignment by Karlsson to a liquidating trust for the benefit of the current equity interest holders of Karlsson.

h.              No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

i.                  Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

j.                 Governing Law; Submission to Jurisdiction.

i.                  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Arizona.

ii.               The Parties consent to the sole and exclusive jurisdiction and venue in the Federal or State courts in Arizona, and agree that all disputes based on or arising out of this Agreement shall only be submitted to and determined by said courts, which shall have sole and exclusive jurisdiction.

k.              Acknowledgment. Karlsson acknowledges and agrees to be bound by the terms and conditions of the Potash Sharing Agreement.

l.                  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the Effective Date.

THE COMPANY:

AMERICAN WEST POTASH LLC,
a Delaware limited liability company

By:	/s/ Wayne Rich
Name:	Wayne Rich
Title:	Manager

STATE OF CALIFORNIA

COUNTY OF                                                                             } SS.

On                                                                                                   before me,                                                                                                                       , personally appeared

personally known to me (or proved to me on the basis of satisfactory evidence) to the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature

KARLSSON:

THE KARLSSON GROUP, INC.,
an Arizona corporation

By:	/s/ Anders Karlsson
Name:	Anders Karlsson
Title:	President

STATE OF CALIFORNIA

COUNTY OF                                                                             } SS.

On                                                                                                   before me,                                                                                                                       , personally appeared

personally known to me (or proved to me on the basis of satisfactory evidence) to the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature

EXHIBIT A

AWP AREA

EXHIBIT B

Royalty Example Calculation

EXHIBIT C

HNZ Letter